Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE                    April 29, 2013

For additional information contact:
John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Solid Earnings
for the Second Quarter of Fiscal 2013
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2013 ended March 29, 2013.
Second Quarter Fiscal 2013 Highlights:

•	Net earnings for the quarter of $104.4 million;

•	Diluted EPS for the quarter of $0.80;

•	Net earnings for the six months ended March 29, 2013 of $203.4 million;

•	Diluted EPS for the six months ended March 29, 2013 of $1.56; and,

•	Backlog at March 29, 2013 of $16.8 billion.
Jacobs reported today net earnings of $104.4 million, or $0.80 per diluted share, on revenues of $2.84 billion for its second quarter of fiscal 2013 ended March 29, 2013. This is up from net earnings of $83.9 million, or $0.65 per diluted share, on revenues of $2.70 billion for the second quarter of fiscal 2012 ended March 30, 2012.
Jacobs also announced that backlog grew by 11.2% totaling $16.8 billion at March 29, 2013, including a technical professional services component of $10.9 billion. This compares to total backlog and technical professional services backlog of $15.1 billion and $9.9 billion, respectively, at March 30, 2012.
Commenting on the results for the second quarter, Jacobs President and CEO Craig L. Martin stated, “Our second quarter performance resulted in solid growth in earnings, both quarter-over-quarter and year-over-year. New bookings were good as well, so backlog continues to improve. Prospects for the remainder of the year continue the favorable trend established in the first half, so the second half of FY13 looks positive.”
Commenting on the Company's earnings outlook for the remainder of fiscal 2013, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Our second quarter results and outlook for the remainder of the year are in line with our expectations. We are maintaining our guidance at $3.00 to $3.50 per share.”
Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, April 30, 2013, which it is webcasting live on the Internet at www.jacobs.com.
Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.

Exhibit 99.1

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements including those noted in our 2012 Form 10-K, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Six Months Ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012
Revenues	$2,835,084	$2,702,851	$5,594,725	$5,334,619
Costs and Expenses:
Direct costs of contracts	(2,370,183)	(2,276,647)	(4,694,101)	(4,487,373)
Selling, general, and administrative expenses	(299,698)	(293,066)	(575,152)	(572,156)
Operating Profit	165,203	133,138	325,472	275,090
Other Income (Expense):
Interest income	1,099	1,563	2,189	2,958
Interest expense	(3,035)	(2,496)	(6,729)	(6,158)
Miscellaneous income (expense), net	(1,359)	110	(2,713)	(21)
Total other expense, net	(3,295)	(823)	(7,253)	(3,221)
Earnings Before Taxes	161,908	132,315	318,219	271,869
Income Tax Expense	(54,819)	(44,869)	(106,607)	(92,987)
Net Earnings of the Group	107,089	87,446	211,612	178,882
Net Earnings Attributable to Noncontrolling Interests	(2,688)	(3,513)	(8,201)	(5,239)
Net Earnings Attributable to Jacobs	$104,401	$83,933	$203,411	$173,643
Earnings Per Share (“EPS”):
Basic	$0.81	$0.66	$1.58	$1.37
Diluted	$0.80	$0.65	$1.56	$1.35

Weighted Average Shares Used to Calculate EPS:
Basic	129,096	127,412	128,876	127,171
Diluted	130,730	128,726	130,284	128,347

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Six Months Ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012
Revenues by Major Component:
Technical professional services	$1,694,129	$1,654,744	$3,306,048	$3,192,779
Field services	1,140,955	1,048,107	2,288,677	2,141,840
Total	$2,835,084	$2,702,851	$5,594,725	$5,334,619

Depreciation (pre-tax)	$16,598	$14,627	$32,091	$28,488
Amortization of Intangibles (pre-tax)	$6,699	$10,645	$15,681	$22,020
Pass-Through Costs Included in Revenues	$573,617	$572,220	$1,120,033	$1,116,052

Capital Expenditures	$39,311	$17,649	$64,485	$37,751

Selected Balance Sheet and Backlog Information (in thousands):

	March 29, 2013	March 30, 2012
Balance Sheet Information:
Cash and cash equivalents	$1,166,207	$921,507
Working capital	1,987,257	1,436,251
Total debt	450,813	541,163
Total Jacobs stockholders' equity	3,955,547	3,454,414

Backlog Information:
Technical professional services	$10,888,900	$9,906,700
Field services	5,901,400	5,189,100
Total	$16,790,300	$15,095,800

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